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                                                                   EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in Post Effective Amendment No. 14 to Form S-1, Registration Statement (No. 33-38066) of SBM Certificate Company of our report dated March 22, 2001, appearing on page F-2 thereof, relating to the balance sheet of SBM Certificate Company and Subsidiary as of December 31, 2000 and the related statements of operations and comprehensive income (loss), shareholder's equity, and cash flows for the year then ended. We also consent to the use of our report on the financial statement schedules dated March 22, 2001, appearing on page S-2 of Form S-1, and to the references to our firm contained elsewhere therein.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
April 23, 2001